Exhibit 99.1

Dow Announces Its Intention to Convert All Series A Convertible Preferred Stock

into Common Stock

Immediately Accretive to Cash Flow;

Underscores the Strength, Resilience and Value Creation of Dow’s Business Model

MIDLAND, Mich. – December 15, 2016 - The Dow Chemical Company (NYSE: DOW) announced today its intention to provide notice to its holders of Series A Convertible Preferred Stock that the Company will exercise its option to convert all of the Series A preferred stock into shares of common stock, having met the requirements for conversion at the option of the Company. The effective date of the conversion will be December 30, 2016 (the “Conversion Date”).

“This milestone is the latest proof point of the strength, resilience and value creation of Dow’s business model – a narrower and deeper focus in attractive, consumer-driven end markets, compelling strategic growth investments, and continuous self-help productivity actions,” said Andrew Liveris, Dow’s chairman and chief executive officer. “It is also a clear illustration of our owners’ recognition and support of the Company’s consistent earnings and cash flow growth, as well as our potential to deliver even greater shareholder value in both the near- and long-term.”

On the Conversion Date, holders of Series A preferred stock will be entitled to receive 24.2010 shares of common stock for each share of preferred stock, reflecting an approximate conversion price of $41.32 per share. The conversion of all four million shares of Series A preferred stock, will result in an additional 96.804 million shares of outstanding Dow common stock.

The Company will pay its last dividend on the Series A preferred stock on the Conversion Date for the quarter ending December 31, 2016.

About Dow

Dow (NYSE: DOW) combines the power of science and technology to passionately innovate what is essential to human progress. The Company is driving innovations that extract value from material, polymer, chemical and biological science to help address many of the world’s most challenging problems such as the need for clean water, clean energy generation and conservation, and increasing agricultural productivity. Dow’s integrated, market-driven, industry-leading portfolio of specialty chemical, advanced materials, agrosciences and plastics businesses delivers a broad range of technology-based products and solutions to customers in approximately 180 countries and in high-growth sectors such as packaging, electronics, water, coatings and agriculture. In 2015, Dow had annual sales of nearly $49 billion and employed approximately 49,000 people worldwide. The Company’s more than 6,000 product families are manufactured at 179 sites in 35 countries across the globe. On June 1, 2016, Dow became the 100 percent owner of Dow Corning Corporation’s silicones business, a global company with sales of greater than $4.5 billion in 2015, 25 manufacturing sites in 9 countries and approximately 10,000 employees worldwide. References to “Dow” or the “Company” mean The Dow Chemical Company and its consolidated subsidiaries unless otherwise expressly noted. More information about Dow can be found at www.dow.com.

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For further information contact:

Kyle Bandlow

+1 989.638.2417

kbandlow@dow.com

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